Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings – Release of Portfolio Holdings to Fund Service Providers and Other Third Parties”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information. We also consent to the incorporation by reference of our report, dated November 26, 2018, included in the annual report of Artisan Partners Funds, Inc., in this Registration Statement (Form N-1A) of Artisan Partners Funds, Inc. to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 117 to the Registration Statement under the Securities Act of 1933 (File No. 33-88316) and in this Amendment No. 119 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-08932).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

December 4, 2018